Exhibit 99.1

MEDTOX Scientific, Inc.

402 West County Road D

St. Paul, MN 55112

Contact: Paula Perry (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES STRONG RESULTS

FOR FOURTH QUARTER AND YEAR-END

ST. PAUL, February 27, 2007 – MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced fourth quarter and year-end results for the periods ending December 31, 2006. For the year and quarter ended December 31, 2006, MEDTOX achieved record revenues, gross profit, gross margin and operating income:

•	Revenues for the quarter increased $2.3 million to $17.3 million, or 16%
•	Revenues for the year increased $6.8 million to $69.8 million, or 11%
•	Operating income for the quarter increased $806,000 to $1.7 million, or 92%
•	Operating income for the year increased $2.7 million to $8.2 million, or 48%
•	Income before income taxes for the quarter increased $917,000 to $1.5 million, or 164%
•	Income before income taxes for the year increased $3.0 million to $7.2 million, or 71%
•	Operating cash flows for the year increased 26% to $9.7 million

For the three-month period, revenues were $17,335,000, compared to $15,000,000 from the prior-year period. The Company recorded operating income of $1,680,000 for the three-month period, compared to $874,000 for the prior-year period. The Company recorded net income of $1,036,000 for the three-month period compared to $1,057,000 for the prior-year period. In the fourth quarter of 2005, the Company recognized a one-time non-cash tax benefit. Without the tax benefit, net income would have been $346,000 in the prior-year period. For the twelve month period, revenues were $69,804,000 compared to $63,047,000 for the prior-year period. The Company recorded operating income of $8,201,000 for the twelve-month period compared to $5,524,000 for the prior-year period. The Company recorded net income of $4,548,000 for 2006 compared to $3,318,000 for the prior-year period. Without the tax benefit, prior-year net income would have been $2,607,000 compared to the 2006 net income of $4,548,000.

Margins continue to improve, increasing to 44.4% for the year compared to 43.0% for the prior year. Total operating expenses as a percentage of sales decreased to 32.7% for the year, compared to 34.3% for the prior year. The Company’s balance sheet also continues to improve. At December 31, 2006, the revolving line of credit had no outstanding balance and continued repayment of long-term debt has reduced the balance from $5.5 million at December 31, 2005 to $2.1 million at December 31, 2006. Also, the Company made capital expenditures of $4.5 million during the year, financed from internally generated cash. Operating cash flows for the year were a record $9.7 million.

MEDTOX will hold a teleconference to discuss fourth quarter 2006 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. To access the teleconference, dial (866) 288-0542 ten minutes before the scheduled start time today. International callers may access the call by dialing (913) 312-6669. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through March 6 at (888) 203-1112, passcode # 6462242. International callers may access the replay at 719-457-0820 with the same passcode # 6462242.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company's 2005 Annual Report on Form 10-K and incorporated herein by reference.

MEDTOX SCIENTIFIC, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

REVENUES:
Laboratory services	$ 13,505	$ 11,774	$ 54,045	$ 48,582
Product sales	3,830	3,226	15,759	14,465
	17,335	15,000	69,804	63,047

COST OF REVENUES:
Cost of services	8,382	7,353	32,746	30,111
Cost of sales	1,468	1,229	6,053	5,816
	9,850	8,582	38,799	35,927

GROSS PROFIT	7,485	6,418	31,005	27,120

OPERATING EXPENSES:
Selling, general and administrative	5,219	5,045	20,648	19,309
Research and development	586	499	2,156	2,287
	5,805	5,544	22,804	21,596

INCOME FROM OPERATIONS	1,680	874	8,201	5,524

OTHER INCOME (EXPENSE):
Interest expense	(66)	(196)	(438)	(816)
Other expense, net	(139)	(120)	(568)	(503)
	(205)	(316)	(1,006)	(1,319)

INCOME BEFORE INCOME TAX	1,475	558	7,195	4,205

INCOME TAX BENEFIT (EXPENSE)	(439)	499	(2,647)	(887)

NET INCOME	$ 1,036	$ 1,057	$ 4,548	$ 3,318

BASIC EARNINGS PER COMMON SHARE	$ 0.13	$ 0.13	$ 0.56	$ 0.43

DILUTED EARNINGS PER COMMON SHARE	$ 0.12	$ 0.12	$ 0.52	$ 0.40

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	8,111,781	8,148,010	8,148,726	7,785,037
Diluted	8,864,173	8,543,586	8,802,470	8,199,650

MEDTOX SCIENTIFIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2006	December 31, 2005
ASSETS
Cash and cash equivalents	$ 1,261	$ 1,312
Accounts receivable, net	11,067	9,889
Inventories	3,538	3,301
Other current assets	2,841	2,627
Total current assets	18,707	17,129

Building, equipment and improvements, net	19,572	17,927

Other assets	21,595	24,334
Total assets	$ 59,874	$ 59,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$ 8,892	$ 8,752

Long-term obligations	3,038	5,793

Stockholders’ equity	47,944	44,845
Total liabilities and stockholders’ equity	$ 59,874	$ 59,390

4